APPENDIX A

AMENDED EXHIBIT A TO THE
ETF DISTRIBUTION AGREEMENT

EXHIBIT A
Effective Date:  September 13, 2010

DENT TACTICAL ETF
WCM/BNY MELLON FOCUSED GROWTH ADR ETF
MARS HILL GLOBAL RELATIVE VALUE ETF
PERITUS HIGH YIELD ETF
CAMBRIA GLOBAL TACTICAL ETF (proposed effective date of 9/13/10)
THE ACTIVE BEAR (proposed effective date of 9/22/10)